August 2016 Free Writing Prospectus Registration Statement No. 333-202524 Dated August 2, 2016 Filed Pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Buffered Lookback Allocator Securities Based on the Value of a Weighted Basket Composed of

the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due August 19, 2019

Principal at Risk Securities

The Buffered Lookback Allocator Securities (the “securities”) are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, provide for a minimum return of only 10% of the principal amount at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “basket” herein. On the valuation date, different weightings will be allocated to the basket components based on their performance: 40% for the basket component with the best index return, 35% for the basket component with the second-best index return, and 25% for the basket component with the lowest index return. At maturity, if the allocated return is greater than zero, investors will receive the stated principal amount of their investment plus a positive return equal to the allocated return. If the allocated return is equal to or less than zero but greater than or equal to -10%, then investors will receive the stated principal amount. However, if the allocated return is less than -10%, investor will lose 1% of the stated principal amount for every 1% that the allocated return is less than -10%. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the allocation of a higher weighting to the basket component with better performance and the limited protection against loss if the allocated return is not less than -10%. Investors may lose up to 90% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	August 19, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Basket:	The basket is composed of three indices (each, a “basket component”), as set forth in the table below.

Basket components	Bloomberg ticket symbols	Initial component levels**
S&P 500® Index (“SPX”)	SPX
Russell 2000® Index (“RTY”)	RTY
EURO STOXX 50® Index (“SX5E”)	SX5E
**The initial component level for each basket component will be its official closing level on the pricing date.

Aggregate principal amount:	$
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

•   If the allocated return is greater than the zero:

$10 + ($10 x allocated return)

•   If the allocated return is equal to or less than zero but greater than or equal to -10%:

$10

•   If the allocated return is less than -10%:

$10 + [$10 x (allocated return + buffer amount)]

In this case, your payment at maturity will be less than, and possibly significantly less than, the stated principal amount.

Buffer amount:	10%
Index weightings:	On the valuation date, different weightings will be allocated to the basket components based on their respective index returns: 40% for the basket component with the highest index return (the “best index return”), 35% for the basket component with the next-highest index return (the “second-best index return”), and 25% for the basket component with the lowest index return (the “lowest index return”). If two or more of the basket components have equal returns, the calculation agent will determine the ranking (and the allocated return will not be adversely impacted as a result of that determination).
Allocated return:	[(best index return × 40%) + (second-best index return × 35%) + (lowest index return × 25%)]
Index return:	With respect to each basket component, the quotient, expressed as a percentage, determined by the calculation agent as follows: Final component level – initial component level Initial component level
Initial component level:	With respect to each basket component, its official closing level on the pricing date, as set forth under the “Initial component levels” above.
Final component level:	With respect to each basket component, its official closing level on the valuation date.
Official closing level:	With respect to each basket component, its official closing level on any scheduled trading day as determined by the calculation agent based upon the level displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the RTY, “RTY <INDEX>” and with respect to the SX5E, “SX5E <INDEX>”) or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date*:	August 14, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	On or about August 12, 2016
Original issue date*:	On or about August 17, 2016 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40434V228/US40434V2280
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.

Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(1) $0.05(2)	$9.70
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.40 and $9.65 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 6 of this free writing prospectus, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Buffered Lookback Allocator Securities Based on the Value of a Weighted Basket Composed of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due August 19, 2019

Principal at Risk Securities

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Principal at Risk Securities

Investment Summary

Buffered Lookback Allocator Securities

Principal at Risk Securities

The Buffered Lookback Allocator Securities Based on the Value of a Weighted Basket Composed of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due August 19, 2019 (the “securities”) can be used:

▪	As an alternative to direct exposure to the basket

▪	To potentially outperform the basket if it had been equally weighted or its weighting was predetermined on the pricing date

▪	To obtain a buffer against a specified level of the negative allocated return of the basket

Maturity:	Approximately 3 years
Maximum payment at maturity:	None
Minimum payment at maturity:	$1 per $10 security
Buffer amount:	10%
Index weightings:	40% for the basket component with the best index return, 35% for the basket component with the second-best index return and 25% for the basket component with the lowest index return
Coupon:	None

Key Investment Rationale

The securities offer 100% upside on the positive allocated return of the basket. However, if the allocated return is less than -10%, investors will be exposed to the negative allocated return on a 1-to-1 basis for each percentage point that the allocated return is less than -10%. Investors may lose up to 90% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of HSBC.

Allocation of Higher Weightings to Basket Components with Better Performance

The securities offer investors an opportunity to capture any positive allocated return of the basket relative to a direct investment in the basket. On the valuation date, different weightings will be allocated to the basket components based on their respective index returns: 40% for the basket component with the best index return, 35% for the basket component with the second-best index return, and 25% for the basket component with the lowest index return.

This method of allocation ensures the basket component with the greatest index return will have the greatest weighting and the basket component with the lowest index return will have the lowest weighting. Generally, this will result in a greater allocated return than if the basket components were equally weighted. Despite this, however, the best index return may not be positive or may not be large enough to counterbalance negative index returns from one or both of the other two basket components. In such a case, the allocation of the weightings of the basket components will not prevent you from losing some or a significant portion of your investment.

Buffer Feature	At maturity, even if the allocated return is negative, you will receive your stated principal amount, but only if the allocated return is greater than or equal to -10%.
Upside Scenario	If the allocated return is greater than zero, investors will receive at maturity the stated principal amount plus a positive return equal to the allocated return.
Par Scenario	If the allocated return is equal to or less than zero but greater than or equal to -10%, investors will receive at maturity the stated principal amount.
Downside Scenario	If the allocated return is less than -10%, investor will lose 1% of the stated principal amount for every 1% that the allocated return is less than -10%.

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Principal at Risk Securities

How the Buffered Lookback Allocator Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Buffer amount:	10%

Buffered Lookback Allocator Securities Payoff Diagram

How it works

▪	Upside Scenario: If the allocated return is greater than zero, investors would receive the $10 stated principal amount plus a positive return equal to the allocated return.

▪	For example, if the allocated return is 3%, investors would receive a 3% return, or $10.30 per security.

▪	Par Scenario: If the allocated return is equal to or less than zero but greater than or equal to -10%, investors would receive the stated principal amount of $10 per security.

▪	For example, if the allocated return is -5%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the allocated return is less than -10%, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the negative allocated return beyond the buffer amount.

▪	For example, if the allocated return is -30%, investors would lose 20% of their principal and receive only $8 per security at maturity, or 80% of the stated principal amount.

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Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪      You seek an investment with a return linked to the basket and you believe the allocated return will be positive.

▪      You believe that one basket component will outperform the other basket components, but are uncertain as to which is that basket component. Therefore, you prefer an investment that allocates a higher weighting to a basket component with better performance.

▪      You are willing to make an investment that is exposed to the negative allocated return on a 1-to-1 basis for each percentage point that the allocated return is less than -10%.

▪      You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪      You are willing to forgo dividends or other distributions paid to holders of the stocks included in the basket components.

▪      You do not seek current income from your investment.

▪      You do not seek an investment for which there is an active secondary market.

▪      You are willing to hold the securities to maturity.

▪      You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:

▪      You believe that the allocated return will be negative or that the allocated return will not be sufficiently positive to provide you with your desired return.

▪      You have strong views regarding the anticipated returns of the basket components. Therefore, you prefer an investment with predetermined weightings that better maximize returns based on the index returns you anticipate.

▪      You are unwilling to make an investment that is exposed to the negative allocated return on a 1-to-1 basis for each percentage point that the allocated return is less than -10%.

▪      You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪      You prefer to receive the dividends or other distributions paid on the stocks included in the basket components.

▪      You seek current income from your investment.

▪      You seek an investment for which there will be an active secondary market.

▪      You are unable or unwilling to hold the securities to maturity.

▪      You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in the basket components. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and will provide for the minimum return of only 10% of the principal amount at maturity. If the allocated return is less than -10%, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the negative allocated return beyond the buffer amount, subject to the credit risk of HSBC. You may lose up to 90% of the stated principal amount of the securities.

▪	Changes in the levels of the basket components may offset each other. Movements in the levels of the basket components may not correlate with each other. At a time when the level of one of the basket components increases, the levels of the other basket components may not increase as much or may even decline. Therefore, in calculating the allocated return and therefore the payment at maturity, increases in the level of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the levels of the other basket components. Although the most heavily weighted basket component will always be the best performing basket component and the least heavily weighted basket component will always be the worst performing basket component, the best index return may not be positive or may not be large enough to counterbalance the negative index returns from one or both of the other two indices. In such a case, the allocation of the weightings of the basket components based on their performance will not prevent you from losing some or a significant portion of your investment.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than

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Principal at Risk Securities

the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the basket components and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 7 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the securities is not linked to the levels of the basket components at any time other than the valuation date. The allocated return will be based on the official closing levels of the basket components on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of each basket component appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the levels of the basket components prior to that decrease. Although the actual level of a basket component on the stated maturity date or at other times during the term of the securities may be higher than its level on the valuation date, the payment at maturity will be based solely on the official closing levels of the basket components on the valuation date.

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Principal at Risk Securities

▪	The securities are subject to small-capitalization risk. The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

▪	The securities are subject to risks associated with non-U.S. companies. The level of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities that comprise the SX5E are traded in euro, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore your securities. The payment at maturity will be determined solely in accordance with the procedures described in this free writing prospectus.

▪	The market price will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the basket components and securities underlying the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing in the basket components or the securities underlying the basket components. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks included in the basket components.

▪	Adjustments to any basket component could adversely affect the value of the securities. The publisher of a basket component may add, delete or substitute the stocks constituting that basket component. Further, an index publisher may discontinue or suspend calculation or publication of the relevant basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is

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Principal at Risk Securities

comparable to the discontinued index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial component level, the final component level and the index return of each basket component, and the allocated return, and will calculate the amount of cash that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or the calculation of the final component level for a basket component in the event of a discontinuance of that basket component. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial component levels, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket components or their respective component stocks), including trading in the stocks included in the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial component level of a basket component and, therefore, could increase the level at which that basket component must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the level of a basket component on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information About the Basket Components

The S&P 500® Index

The SPX is a capitalization-weighted index of stocks of 500 component companies. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of stocks of 500 component companies representing all major industries in the U.S. The top 5 industry groups by market capitalization as of July 29, 2016 were: Information Technology, Financials, Health Care, Consumer Discretionary and Consumer Staples.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on the daily historical official closing level from January 2, 2008 through July 29, 2016. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the SPX on the valuation date.

Historical Performance of the SPX – Daily Official Closing Levels January 2, 2008 to July 29, 2016

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The Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of June 30, 2016 were: Financial Services, Consumer Discretionary, Technology, Health Care and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the RTY based on the daily historical official closing level from January 2, 2008 through July 29, 2016. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the RTY on the valuation date.

Historical Performance of the RTY – Daily Official Closing Levels January 2, 2008 to July 29, 2016

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The EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on the daily historical official closing level from January 2, 2008 through July 29, 2016. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the SX5E on the valuation date.

Historical Performance of the SX5E – Daily Official Closing Levels January 2, 2008 to July 29, 2016

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434V228
ISIN:	US40434V2280
Minimum ticketing size:	$1,000 / 100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each security, and therefore significant aspects of the tax treatment of each security are uncertain as to both the timing and character of any inclusion in income in respect of each security. Under one approach, each security could be treated as a pre-paid executory contract with respect to the basket. We intend to treat each security consistent with this approach. Pursuant to the terms of each security, you agree to treat each security under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each security as a pre-paid executory contract with respect to the basket. Pursuant to this approach, we do not intend to report any income or gain with respect to each security prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in a basket component would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in a basket component were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in a basket component and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in a basket component is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for

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Principal at Risk Securities

example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a security issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of a security will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each security, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In that case, the third scheduled trading day immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the final component levels and the allocated return. If a market disruption event exists with respect to a basket component on that scheduled trading day, then the accelerated valuation date for that basket component will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date. For the avoidance of doubt, if no market disruption event exists with respect to a basket component on the third scheduled trading day immediately preceding the date of acceleration, the determination of that basket component’s final component level will be made on that date, irrespective of the existence of a market disruption event with respect to another basket component occurring on that date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the securities linked to the basket. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the basket or any security comprising any basket component or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates.

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Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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